Exhibit 32.2

Certification

                                Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 9, 2005	/s/ Paul Korus
Name: Paul Korus
Title: Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

                The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.